                                                                     Exhibit 5.2

                            [Ropes & Gray Letterhead]

January 30, 2001


Palmer & Dodge LLP
One Beacon Street
Boston, Massachusetts 02108

Ladies and Gentlemen:

     This opinion is being furnished to you in connection with the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed by Tampa Electric Company, a Florida corporation (the "COMPANY"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), on or about the date hereof for the registration of $500,000,000 aggregate principal amount of debt securities of the Company (the "DEBT SECURITIES"). The Debt Securities will be issuable under an Indenture dated as of July 1, 1998 (the "INDENTURE") between the Company and The Bank of New York, as Trustee.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

     The opinion expressed herein is limited to matters governed by the laws of the State of New York.

     Based upon the foregoing and assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture against payment of the purchase price therefor and issued and sold as contemplated by the Registration Statement, the Debt Securities will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ ROPES & GRAY

                                          Ropes & Gray